UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 12, 2014, Kindred Healthcare, Inc. (“Kindred”) entered into an incremental joinder agreement (the “Incremental ABL Joinder”) among Kindred, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Agent”), the incremental lenders party thereto and the other credit parties party thereto, which amends the ABL Credit Agreement dated as of June 1, 2011, as amended by that certain Amendment No. 1 to the ABL Credit Agreement dated as of October 4, 2012 and as further amended and restated by that certain Amendment and Restatement Agreement dated as of August 21, 2013 and that certain Second Amendment and Restatement Agreement dated as of April 9, 2014 and as further amended by that certain Third Amendment and Restatement Agreement dated as of October 31, 2014 (the “ABL Facility”), among Kindred, the lenders from time to time party thereto and the Agent.

Upon the consummation of Kindred’s previously disclosed acquisition of Gentiva Health Services, Inc. and the satisfaction of certain other conditions, the Incremental ABL Joinder provides for additional revolving commitments in an aggregate principal amount of $150.0 million.

The description of the Incremental ABL Joinder is qualified by the full text of the Incremental ABL Joinder, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 8.01. Other Events

Incorporated by reference is a press release issued by Kindred Healthcare, Inc. on December 15, 2014, which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1*	Incremental Joinder dated as of December 12, 2014, by and among Kindred Healthcare, Inc., the Incremental Lenders, the other Credit Parties and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

99.1	Press Release dated December 15, 2014.

*	Kindred will furnish supplementally to the SEC upon request a copy of any omitted exhibit or schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kindred Healthcare, Inc.

December 15, 2014	By:	/s/ Joseph L. Landenwich
		Name:	Joseph L. Landenwich
		Title:	Co-General Counsel and Corporate Secretary